EXHIBIT 23.2

                              RICHARD M. PRINZI JR
                           CERTIFIED PUBLIC ACCOUNTANT
                                 8403 7TH AVENUE
                               BROOKLYN, NY 11228



                         CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the use in the Prospectus constituting part of this to the Registration Statement to Form 10-SB of our report dated May 20, 2003 relating to the financial statements of Silva Bay International, Inc. (a corporation in the development stage) as of December 31, 2002 and 2001, and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 2002 and 2001 which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Richard M. Prinzi, Jr.
--------------------------
Richard M. Prinzi, Jr.


Brooklyn,  New  York
June  2,  2003